Exhibit 99

FOR IMMEDIATE RELEASE

Innovo Group Reports 2005 Third Quarter and Nine Month Results

LOS ANGELES, October 11, 2005 - Innovo Group Inc. (NASDAQ: INNO) today announced net sales of $36.4 million for its third quarter ended August 27, 2005, a 1% increase over net sales of $36.1 million in the prior year comparative period.  For the third quarter, the Company recorded net income from continuing operations of $1,478,000, or $0.04 per share.  For the nine month period, the Company’s net sales increased by 19% to $88.9 million from $74.6 million during the nine months ended August 28, 2004, and net income from continuing operations was $1.3 million compared to a net loss of $8.4 million in the prior year comparative period.

Highlights for the third quarter of 2005 include:

•                  The Company’s Joe’s Jeans subsidiary experienced an increase of 145% in net sales during the third quarter of 2005 over the prior year comparative period, with net sales during the quarter of $12.2 million compared to $5.0 million in the third quarter of 2004.

•                  The Company’s overall branded apparel sales increased 86% to $12.6 million in the third quarter of 2005 compared to net sales of $6.8 million in the third quarter of 2004.

•                  The Company’s private label apparel sales for the third quarter of 2005 were down by 19% over the prior year comparative period, to $23.8 million, compared to $29.3 million in the third quarter of 2004.

•                  The Company’s overall gross margins increased to 24% for the third quarter of fiscal 2005 from 21% in the prior year comparative period.

Jay Furrow, CEO of Innovo, commented: “In reviewing the third quarter, we are pleased with the overall performance of the Company.  First, Joe’s continued to show strong revenue growth, increased brand awareness in both the domestic and international marketplace, as well as showing improvement in its overall financial performance.   Second, we are seeing positive traction with our indie™ brand and anticipate continued progress as we move forward, and third, we are encouraged with the increase in our gross margins during the period.  Finally, we continue to monitor and maintain our SG&A expenses at previously projected levels, despite layering in certain hires in key areas as well as having higher professional costs associated with the current corporate governance compliance requirements. These combined factors resulted in the Company producing a net income of $1,478,000, or $0.04 per share.”

Furrow added:  “While we did experience a decrease in overall sales from our private label business segment from the prior year comparative period we did generate positive private label growth with certain private label customers.  While we are not pleased with the lack of overall growth within our private label division, we are confident in its ability to continue to deliver industry leading and highly desirable denim products in future periods.”

Third Quarter Results Summary

For the three months ended August 27, 2005, our net sales increased to $36.4 million from $36.1 million in the prior year comparative period, a 1% increase.  The Company generated net income from continuing operations of $1,478,000 for the third quarter of 2005, or $0.04 per share, compared to net income of $2,285,000 from continuing operations during the prior year comparative period, or $0.08 per share.

The discussion below composes our financial results from our continuing operations during the relevant periods.  We have excluded our financial results from our discontinued operations.

Net Sales

Net sales increased to $36.4 million in the third quarter of fiscal 2005 compared to $36.1 million in the third quarter of fiscal 2004, or a 1% increase.  During the period, net sales of the Company’s branded apparel increased to $12.6 million compared to $6.8 million in the prior year comparative period, an 86% increase.  Net sales of the Company’s private label apparel decreased to $23.8 million for the third quarter of 2005 compared to $29.3 million in the prior year comparative period, a 19% decrease.  The increase in branded net sales in the third quarter of fiscal 2005 was primarily attributable to an increase of 145% in our net sales of our Joe’s Jeans branded apparel products due to overall strong demand for denim apparel products in the marketplace during the third quarter of 2005.

Gross Margins

Gross profit increased to $8.5 million in the third quarter of fiscal 2005 compared to $7.5 million in the third quarter of fiscal 2004, a 14% increase.  Our overall gross margin increased to 24% for the third quarter of fiscal 2005 from 21% for the third quarter of fiscal 2004.  This overall gross margin improvement for the third quarter of fiscal 2005 was primarily attributable to an increase in the percentage of our overall net sales attributable to branded apparel products, which carry a higher gross margin and gross profit.  Our branded apparel gross margin decrease was primarily due to: (i) a write down taken against Betsey Johnson® branded apparel inventory remaining after the termination of our license agreement in July 2005; (ii) low gross margins of our indie™ branded apparel due to higher than average returns, discounts and allowances taken against prior shipments; and (iii) higher than average gross margins in the third quarter of fiscal 2004 from Fetish™ and Shago® branded apparel sales at prices higher than estimated liquidation value.

SG&A Expenses

Selling, general and administrative expenses increased to $6.3 million for the third quarter of fiscal 2005 from $4.6 million for the third quarter of fiscal 2004, a 38% increase.  The SG&A increase in the third quarter of fiscal 2005 is largely a result of the following factors: (i) an increase of $588,000 in sales commissions and royalties in the third quarter of fiscal 2005 compared to the prior year comparative period, primarily due to an 86% increase in branded apparel net sales; (ii) an increase of $231,000 in professional fees primarily associated with compliance efforts of Section 404 of the Sarbanes Oxley Act of 2002; (iii) a termination fee of $350,000 paid in connection with the early termination of the Betsey Johnson® branded apparel license; and (iv) an increase of $255,000 for employee and employee related expenses due to an increase in employee headcount from the prior year comparative period.

Income (Loss) from Continuing Operations

The factors explained above resulted in the Company generating net income from continuing operations of $1,478,000 for the third quarter of fiscal 2005, or $0.04 per share, compared to net income from continuing operations of $2,285,000 for the third quarter of fiscal 2004, or $0.08 per share.

Outlook

Regarding the remainder of fiscal 2005, Furrow continued:  “As we move into the fourth quarter, we are seeing certain segments of the denim marketplace or specific retailers within certain segments that have what we believe are short-term inventory buildups that may result in the current selection of denim products exceeding the current consumer demand for those specific styles or fashion trends.  Because we believe that the overall demand is still strong, we expect that retailers will work through their inventories over the fourth quarter.  However, we are anticipating that this buildup in the marketplace will have a negative impact on the Company’s private label division and will limit the revenue growth of the Company’s indie™ branded division during the fourth quarter.”

“Our previous full year guidance was $115 million in net revenues with an earning per share of $0.05.  These results were based on anticipated branded sales of $40 million with a 40% gross margin and $75 million of private label sales with a 15% gross margin.  Given this current outlook, we are revising our guidance to $108 million in revenue and break even net income for the full year. More specifically, we anticipate generating $39 million of branded sales with a 39% gross margin and $69 million of private label sales with a 15% gross margin.”

Conference Call Information

Innovo’s Chief Executive Officer and Chief Financial Officer will present a discussion of Innovo Group’s operating performance on its third quarter 2005 earnings conference call, which is scheduled for Tuesday, October 11, 2005, at 4:30 p.m. EST.  To access the live call, please dial (800) 901-5217 (U.S.) or (617) 786-2964 (international).  The conference ID number and participant passcode is 49405137 and is entitled the “Q3 2005 Innovo Group Earnings Conference Call.”  The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group will take no responsibility for providing updated information.  A telephone replay of the conference call will be available beginning at 7:30 PM Eastern Time on October 11, 2005 until 11:59 PM Eastern Time on October 18, 2005 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using the conference passcode 35967111.  In addition, the conference call will be archived for one week on the Company’s website at www.innovogroup.com.

The following tables should be read in conjunction with the Quarterly Report on Form 10-Q for the period ended August 27, 2005, to be filed with the Securities and Exchange Commission on October 11, 2005.

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	08/27/05	11/27/04
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$872	$516
Accounts receivable and due from factor, net of allowance for customer credits and returns of $296 (2005) and $1,022 (2004)	364	2,208
Inventories	15,269	5,524
Due from related parties	3,146	1,747
Prepaid expenses and other current assets	162	384
Assets of discontinued operations	748	3,131
Total current assets	20,561	13,510

Property and equipment, net	502	270
Goodwill	12,592	12,592
Other intangible assets, net	10,664	11,690
Other assets	87	81

Total assets	$44,406	$38,143

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,589	$3,243
Due to factor	885	—
Due to related parties	84	143
Convertible notes payable, net of discount	—	4,132
Note payable to officer	—	439
Current portion of related party long-term debt	1,653	673
Liabilities of discontinued operations	389	607
Total current liabilities	7,600	9,237

Related party long-term debt	7,514	8,627

Commitments and Contingencies

8% Redeemable preferred stock, $0.10 par value: 5,000 shares authorized, 0 shares issued and outstanding (2005) and 194 shares issued and outstanding (2004)	—	—
Stockholders’ equity
Common stock, $0.10 par value: 80,000 shares authorized 33,414 shares issued and 33,302 outstanding (2005) and 29,266 shares issued and 29,189 outstanding (2004)	3,343	2,927
Additional paid-in capital	78,823	72,043
Accumulated deficit	(50,098)	(51,400)
Promissory note-former officer	—	(703)
Treasury stock, 112 shares (2005) and 77 shares (2004)	(2,776)	(2,588)
Total stockholders’ equity	29,292	20,279

Total liabilities and stockholders’ equity	$44,406	$38,143

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except  per share data)

	Three months ended		Nine months ended
	08/27/05	08/28/04	08/27/05	08/28/04
	(unaudited)		(unaudited)

Net sales	$36,352	$36,049	$88,848	$74,584
Cost of goods sold	27,820	28,533	68,187	62,611
Gross profit	8,532	7,516	20,661	11,973

Operating expenses
Selling, general and administrative	6,312	4,564	16,968	18,261
Depreciation and amortization	395	378	1,151	1,166
	6,707	4,942	18,119	19,427
Income (loss) from continuing operations	1,825	2,574	2,542	(7,454)
Interest expense	(344)	(308)	(1,243)	(948)
Other income (expense)	—	30	7	(18)
Income (loss) from continuing operations, before income taxes	1,481	2,296	1,306	(8,420)
Income taxes	3	11	21	—
Income (loss) from continuing operations	1,478	2,285	1,285	(8,420)

Discontinued operations, net of tax	(63)	(281)	17	(1,273)
Net income (loss)	$1,415	$2,004	$1,302	$(9,693)

Earnings (loss) per common share - Basic
Earnings (loss) from continuing operations	$0.04	$0.08	$0.04	$(0.30)
Earnings (loss) from discontinued operations	0.00	(0.01)	0.00	(0.05)
Earnings (loss) per common share - Basic	$0.04	$0.07	$0.04	$(0.35)

Earnings (loss) per common share - Diluted
Earnings (loss) from continuing operations	$0.04	$0.08	$0.04	$(0.30)
Earnings (loss) from discontinued operations	0.00	(0.01)	0.00	(0.05)
Earnings (loss) per common share - Diluted	$0.04	$0.07	$0.04	$(0.35)

Weighted average shares outstanding
Basic	33,286	29,089	31,489	27,884
Diluted	34,143	30,615	32,607	27,884

INNOVO GROUP INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine months ended
	08/27/05	08/28/04
	(unaudited)

Cash used in continuing activities	$(3,015)	$(9,046)
Cash (used in) provided by discontinued operations	(65)	65
Net cash used in operating activities	(3,080)	(8,981)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(357)	(103)
Net cash used in continuing activities	(357)	(103)
Cash used in discontinued operations	—	(29)
Net cash used in investing activities	(357)	(132)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from (payments on) factor borrowing	885	(332)
Proceeds from issuance of convertible notes payable	—	2,500
Payments on notes payables and long-term debt	(133)	(68)
Payments on note payable officer	(439)	—
Proceeds from promissory note - former officer	703	—
Exercise of stock options	567	13
Exercise of warrants	2,284	447
Payment of stock issuance expense	(6)	(186)
Net cash provided by continuing activities	3,861	2,374
Cash used by discontinued operations	(68)	(74)
Net cash provided by financing activities	3,793	2,300

NET CHANGE IN CASH AND CASH EQUIVALENTS	356	(6,813)

CASH AND CASH EQUIVALENTS, at beginning of period	516	7,034

CASH AND CASH EQUIVALENTS, at end of period	$872	$221

About Innovo Group Inc.

Innovo Group Inc., through its operating subsidiaries Innovo Azteca Apparel, Inc. and Joe’s Jeans, Inc., is a sales and marketing organization designing and selling apparel products to the retail and premium markets.  The Company currently produces products under license agreements and other agreements for private label and branded products.  The Company’s apparel products consist of men’s and women’s denim and denim-related apparel products, including, women’s high-end denim jeans and knit shirts featuring the Joe’s Jeans® and indie™ brands.  More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “believe,” “estimate, “project,” “expect” or similar expressions. These statements include statements such as those related to our anticipated progress with our indie™ brand, our ability to deliver industry leading and highly desirable denim products in future periods, our anticipation of oversupply of denim in the marketplace and its potential effect on our private label division and sales of indie™ branded apparel during the fourth quarter of fiscal 2005, and our guidance related to our full year revenue, gross margins and breakdown of sales between private label and branded apparel.  These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended.  All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release.  Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s brands such as Joe’s®, indie™, and its private label products; successful implementation of its strategic plan; the extension or refinancing of its existing bank facility and the restrictions any such extension or refinancing could place on the company; the ability to obtain new financing from other financing sources; the ability to generate positive cash flow from operations and asset sales; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a  possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.  Readers are cautioned not to place undue reliance on forward-looking statements.

Contact:

Innovo Group Inc.

Shane Whalen 323-278-6764